UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN
PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ___)

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The York Water Company
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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THE YORK WATER COMPANY
130 EAST MARKET STREET
YORK, PENNSYLVANIA 17401

March 25, 2013

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF THE YORK WATER COMPANY

NOTICE IS HEREBY GIVEN that the Annual Meeting of the Shareholders of The York Water Company will be held at The Strand-Capitol Performing Arts Center, 50 North George Street, York, Pennsylvania, on Monday, May 6, 2013, at 1:00 p.m. for the purpose of taking action upon the following proposals:

(1)	To elect three (3) Directors to three-year terms of office;

(2)	To ratify the appointment of ParenteBeard LLC as the independent registered public accounting firm for the fiscal year ending December 31, 2013; and

(3)	To transact such other business as may properly come before the meeting.

The Board of Directors has fixed the close of business on February 28, 2013, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting, and at any adjournment or adjournments thereof.

It is important that your shares be represented and voted at the Annual Meeting regardless of the size of your holdings.  Whether or not you plan to attend the Annual Meeting, we encourage you to vote your shares in advance of the Annual Meeting by using one of the methods described below:

•	By mail – If you received a printed proxy card, mark, sign, date and mail the proxy card (see instructions on the Proxy Materials Notice on how to request a printed proxy card);

•	By phone – Call the toll-free telephone number shown at the website address listed on your Proxy Materials Notice or on your proxy card;

•	By Internet – Visit the website shown on your Proxy Materials Notice or on the proxy card to vote via the Internet; or

•
In Person – Shareholders of record may deliver their completed proxy card in person at the Annual Meeting of Shareholders or by completing a ballot available upon request at the meeting.  Beneficial shareholders whose shares are held in the name of a bank, broker or other nominee must obtain a legal proxy from the holder of record (that is, your bank, broker or nominee) to be able to vote in person at the Annual Meeting.

If you plan on attending the meeting, a boxed lunch will be provided beginning at 12:00 p.m.  Please RSVP to Bonnie at (717)718-2942 or e-mail bonnier@yorkwater.com if you will be joining us for lunch.

Thank you for your continued interest and support of The York Water Company!

By order of the Board of Directors,

/s/ Bruce C. McIntosh
Secretary

TABLE OF CONTENTS

Proxy Statement	1
Purpose of the Meeting	2
Voting at the Meeting	2
Security Ownership of Certain Beneficial Owners and Management	2
Section 16(a)Beneficial Ownership Reporting Compliance	4
Proposal 1: Election of Directors	4
Executive Officers of the Company	8
Corporate Governance	9
Board Selection	9
Board Independence	9
Board Leadership Structure	10
Board Role in Risk Oversight	10
Board Committees and Functions	10
Related Party Transactions	11
Communication With the Board of Directors	11
Executive Sessions of the Board	11
Stock Ownership	12
Code of Ethics	12
Report of the Audit Committee	12
Proposal 2: Ratification of Appointment of Independent Registered
Public Accounting Firm	13
Compensation of Directors and Executive Officers	14
Compensation Discussion and Analysis	14
Compensation Committee Report	18
Compensation Risk Assessment	18
Compensation Committee Interlocks and Insider Participation	19
Summary Compensation Table	19
2012 Grants of Plan Based Awards	20
2012 Pension Benefits	21
2012 Nonqualified Deferred Compensation	22
Payout of Deferred Compensation Accounts	22
Potential Payments Upon Termination or Change in Control	24
2012 Director Compensation	29
Discretionary Authority	30
Shareholder Proposals and Nominations for Directors	30
Other Matters	30

THE YORK WATER COMPANY
130 EAST MARKET STREET
YORK, PENNSYLVANIA 17401

March 25, 2013

PROXY STATEMENT

This Proxy Statement and the accompanying form of proxy are being furnished to the shareholders of The York Water Company (hereinafter referred to as the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company, whereby shareholders would appoint John L. Finlayson, Ernest J. Waters, and George W. Hodges, and each of them, as Proxies on behalf of the shareholders, to be used at the Annual Meeting of the Shareholders of the Company to be held at 1:00 p.m. at The Strand Capitol Performing Arts Center, 50 North George Street, York, Pennsylvania, Monday, May 6, 2013 (the "Annual Meeting"), and at any adjournment thereof.

Solicitation of proxies will be made by mail, telephone and via the internet.  Those shareholders who previously opted out of printed copies of the proxy materials will receive a Notice Regarding the Availability of Proxy Materials (the "Notice") by mail.  The Notice will instruct you as to how you may access and review the proxy materials.  The Notice also instructs you as to how you may submit your proxy over the Internet or by telephone.  If you previously opted out of printed copies of the proxy materials but would like to receive a printed copy of such materials, or vote by telephone, you should follow the instructions included in the Notice.  Those shareholders who have requested printed copies and some of those who have not specifically opted out of printed copies of the proxy materials will be provided printed copies.  It is anticipated that proxy materials will first be mailed and made available on the Internet on March 25, 2013.

The expense of this solicitation will be paid by the Company.  If necessary, some of the officers of the Company and regular employees of the Company may solicit proxies personally or by telephone for no additional pay.  Banks, brokerage houses and other institutions and fiduciaries will be requested to forward the proxy materials to beneficial owners and to obtain authorization for the execution of proxies.

A shareholder who submits a proxy electronically, by telephone, or completes and forwards the enclosed proxy is not precluded from attending the Annual Meeting and voting his or her shares in person, and may revoke the proxy by delivering a later dated proxy or by written notification at any time before the proxy is exercised.

We offer a service approved by the SEC called householding.  This service allows shareholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials to receive only one copy of our Proxy Statement and Annual Report. We believe this service provides greater convenience to our shareholders and saves money by reducing our printing and mailing costs and fees.

If you and other shareholders of record with whom you share an address and last name currently receive multiple copies of our Proxy Statement and Annual Report and would like to participate in our householding program, please contact Broadridge Financial Solutions, or Broadridge, by calling toll-free at 800-542-1061, or by writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717.  Alternatively, if you participate in householding and wish to revoke your consent and receive separate copies of our Proxy Statement and Annual Report, please contact Broadridge as described above.

A number of brokerage firms have instituted householding. If you hold your shares in street name, please contact your bank, broker or other holder of record to request information about householding.

PURPOSE OF THE MEETING

At the Annual Meeting, shareholders of the Company will consider and vote upon two proposals:  (i) to elect three (3) Directors to serve for a term of three (3) years; and (ii) to ratify the appointment of ParenteBeard LLC as the independent registered public accounting firm for the fiscal year ending December 31, 2013.  Shareholders may also consider and vote upon such other matters as may properly come before the Annual Meeting or any adjournment thereof.

VOTING AT THE MEETING

The outstanding securities of the Company entitled to vote at the meeting consist of 12,943,282 shares of our common stock.  The presence at the Annual Meeting in person or by proxy of shareholders entitled to cast a majority of the votes that all shareholders are entitled to cast will constitute a quorum for the Annual Meeting.

The record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting or at any adjournment or adjournments thereof was the close of business on February 28, 2013.  Shareholders are entitled to one vote for each share on all matters coming before the meeting.

In accordance with Pennsylvania law, a shareholder can withhold authority to vote for all nominees for Directors or can withhold authority to vote for certain nominees for Directors.  Directors will be elected by a plurality of the votes cast, meaning that the three nominees who receive the most affirmative votes will be elected.  Votes that are withheld will be excluded from the vote and will have no effect.

Any votes that are withheld on the proposal to ratify the appointment of the independent registered public accounting firm will not be counted for or against the proposal.  If a signed proxy is returned with no markings for certain proposals, the votes will be counted as recommended by the Board of Directors.

Brokers who have received no voting instructions from their customers will not have discretion to vote with respect to election of directors, but will have the discretion to vote with respect to the proposal to ratify the appointment of the Company's auditors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company's common stock as of February 28, 2013, by (1) each director, director nominee and executive officer named in the summary compensation table included elsewhere herein; and (2) all executive officers, directors and director nominees as a group.

The information appearing in the following table with respect to beneficial ownership of common stock of the Company has been furnished to the Company by the three nominees, the six directors continuing in office and the six executive officers, all as of February 28, 2013.

The table includes shares owned or beneficially owned by the respective individuals as of February 28, 2013.  No individual has a specific right to acquire beneficial ownership of any additional shares within 60 days.

No person or entity, so far as known to the Company, beneficially owns five (5) percent or more of the Company's outstanding common stock as of February 28, 2013.

	Number of Shares		Percent of Total
	Beneficially Owned (1)		Shares Outstanding(2)

1) Directors, director nominees and named executive officers:

Cynthia A. Dotzel, CPA	10,933		0.08
John L. Finlayson	22,202		0.17
Michael W. Gang, Esq.	9,889	(3)	0.08
Joseph T. Hand	7,813	(4)	0.06
Jeffrey R. Hines, P.E.	47,061	(5)	0.36
George W. Hodges	6,411	(6)	0.05
George Hay Kain, III	24,557	(7)	0.19
Bruce C. McIntosh	4,804	(8)	0.04
Kathleen M. Miller	5,383		0.04
Jeffrey S. Osman	3,706	(9)	0.03
Steven R. Rasmussen, CPA	37		0.00
John H. Strine	5,157	(10)	0.04
Ernest J. Waters	103		0.00

2) All directors, director nominees and executive officers as a group

All Directors and Executive Officers as a group (15 persons)	149,427	(11)	1.15

(1)
Except as indicated in the footnotes below, directors and officers possessed sole voting power and sole investment power with respect to all shares set forth in this column.  All Directors and Officers can be reached through the executive offices of the Company.

(2)	The percentage for each individual or group is based on 12,943,282 shares outstanding as of February 28, 2013.
(3)	Mr. Gang shares voting and investment power on all held shares with his wife.
(4)
Includes 7,381 shares owned jointly by Mr. Hand's wife for which he shares voting and investment power.  Includes 432 shares held by Mr. Hand's children for which Mr. Hand disclaims beneficial ownership.

(5)	Includes 7,144 shares held by Mr. Hines' wife, for which Mr. Hines disclaims beneficial ownership.
(6)	Includes 5,495 shares held by the Hodges Family Foundation, for which Mr. Hodges claims indirect beneficial ownership.
(7)	Includes 15,059 shares held by the estate of Mr. Kain's grandfather, for which he is one of three co-trustees and shares voting power and investment power.
(8)	Mr. McIntosh shares voting and investment power on all held shares with his wife.
(9)	Includes 314 shares owned by Mr. Osman's wife, for which Mr. Osman disclaims beneficial ownership.
(10)	Mr. Strine shares voting and investment power on all held shares with his wife.
(11)
Includes shares owned by family members, unnamed executive officers and certain other shares, as to which some directors and officers disclaim any beneficial ownership and which are further disclosed in the notes above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Company believes that during the year ended December 31, 2012, all directors and executive officers timely complied with all applicable filing requirements of Section 16(a) of the Securities Exchange Act of 1934.  The foregoing statement is based solely upon a review of copies of reports on Forms 3, 4 and 5 furnished to the Company and written representations of its Directors and executive officers that no other reports were required.

PROPOSAL 1
ELECTION OF DIRECTORS

The bylaws of the Company provide that the Board of Directors will consist of no less than eight Directors and no more than twelve directors, segregated into three classes, and elected to staggered three-year terms of office.  Each director class consists of two to four directors.

The Nomination and Corporate Governance Committee recommends that all the nominees, each of whom is currently serving as Director, be elected at the Annual Meeting, to serve for the ensuing three (3) years and until their respective successors have been elected and qualified.  Each share represented by the enclosed proxy will be voted for each of the nominees listed, unless authority to do so is withheld.  If any nominee becomes unavailable for any reason or if a vacancy should occur before the election (which events are not anticipated), the shares represented by the enclosed proxy may be voted as may be determined by the Proxies.

The three Directors are to be elected by a plurality of the votes cast at the Annual Meeting, meaning that the three directors receiving the most votes are elected, whether or not they receive a majority of the vote.

NOMINEES FOR ELECTION TO THREE YEAR TERMS EXPIRING IN 2016

Cynthia A. Dotzel, CPA Age 58 Director since 2009
Ms. Dotzel is a certified public accountant, and has been a Principal with SF & Company CPAs & Business Advisors since January 2009.  Prior to her current position, Ms. Dotzel was a Founder, Secretary and Treasurer of Dotzel & Company, CPAs from 1980 to 2008.  Ms. Dotzel serves as a director of Codorus Valley Bancorp, Inc., York, PA, and Peoples Bank, A Codorus Valley Company, York, PA (both public companies) and is a member of the executive, compensation, audit, corporate governance and nominating committees of both companies.   Ms. Dotzel served as a director of Waypoint Bank and Waypoint Financial Corporation and its predecessor York Federal Savings and Loan from 1984 through 2005, and audit committee chairman from 1989 through 2005.  She also serves and has served on the boards or committees of various non-profit organizations.  The Board considered Ms. Dotzel's experience in auditing and financial matters, as well as her public company experience and community involvement, and determined that her continued service will be beneficial to the Company's Board of Directors.

Jeffrey S. Osman Age 70 Director since 2001
Mr. Osman, now retired, served as President & CEO of the Company from 2003 to 2008, Vice President of Finance, Secretary and Treasurer from 1995 to 2002, and Controller from 1983 to 1995.  Prior to joining the Company, Mr. Osman was a regulatory consultant for Gannett Fleming in Camp Hill, PA for 4 years.  Prior to that, Mr. Osman worked at a regulated telephone utility for 15 years.  During his tenure with the Company, Mr. Osman was a director with the National Association of Water Companies at both the state and national levels as well as Chairman of the Pennsylvania Chapter.  He also has served with numerous community and non-profit organizations.  The Board considered Mr. Osman's prior experience in the industry with regulatory and financial matters as well as his knowledge of and longstanding service to the Company in many capacities, and determined that his continued service will be beneficial to the Company's Board of Directors.

Steven R. Rasmussen, CPA Age 40 Director since 2011
Mr. Rasmussen has been Chief Executive Officer and General Manager for Adams Electric Cooperative, Inc., an electric distribution cooperative in south-central Pennsylvania, since 2006.  Mr. Rasmussen served as Accounting and Member Services Manager with the same organization from 1999 to 2006. Prior to joining Adams Electric, Mr. Rasmussen served in various other capacities including college faculty and auditor for various accounting firms.  Mr. Rasmussen serves on the boards and executive committees of the Adams Utility Services Company, a wholly-owned subsidiary of Adams Electric, and Mid-Atlantic Cooperative Solutions, Inc. which does business as Aero Energy in New Oxford, PA (both private companies).  Mr. Rasmussen serves as treasurer of the Gettysburg Hospital board and serves on the Wellspan Health finance and investment committees.   He also serves and has served on the boards and committees of numerous community, non-profit and professional organizations. In addition to his utility experience, Mr. Rasmussen is a certified public accountant, and a leader in the community of some of the Company's recently added water systems.  The Board views Mr. Rasmussen's utility experience, his financial and educational background, and his knowledge and visibility in the Adams County area as beneficial to the Company's Board of Directors.

DIRECTORS WITH TERMS EXPIRING IN 2014

John L. Finlayson Age 72 Director since 1993
Mr. Finlayson has been a Vice President and Partner in Susquehanna Real Estate, LP, a real estate development and consulting company, since 2006.  He was formerly Vice President of Finance and Administration for Susquehanna Pfaltzgraff Co., which owned radio stations, cable television systems, and a dinnerware products company, from 1978 to 2006.  Mr. Finlayson was previously an audit manager for Arthur Andersen & Co. and was a certified public accountant.  Mr. Finlayson serves as director and audit committee chairman of Adhesives Research, Inc. of Glen Rock, PA, director and audit committee member of Topflight Corporation of Glen Rock, PA, and director and audit committee member of Conductive Technologies of York, PA, which are all private companies.  Mr. Finlayson also participates as an officer or committee member with various community and non-profit organizations.  The Board considered Mr. Finlayson's experience in auditing, risk management and financial matters, his involvement in the governance of other local companies, and his past contributions to the Company and determined that his continued service on the Board will be beneficial to the Company's Board of Directors.

Ernest J. Waters Age 63 Director since 2007
Mr. Waters, now retired, served as Area Vice President and York Area Manager, Met-Ed, a FirstEnergy Company (an investor owned utility) from 1998 to 2009.  In addition to management, Mr. Waters' experience includes public accounting, internal auditing and serving as an expert accounting witness in rate proceedings before the Pennsylvania Public Utility Commission, The Federal Energy Regulatory Commission, and the New York Public Service Commission.  Mr. Waters was previously a Certified Public Accountant and holds an MBA degree. He serves as a director and member of the audit and risk committees of Fulton Financial Corporation, and a director and member of the executive and trust committees of Fulton Bank of Lancaster, PA (a subsidiary of Fulton Financial Corporation), both of which are public companies.  Mr. Waters serves on the board of Wellspan Health (York Hospitals' parent corp.), chairs the audit committee, and is a member of the executive committee.  He also serves and has served on the boards and committees of other nonprofit community organizations.  The Board considered Mr. Waters' prior experience in the utility industry and with regulatory matters and his current public company director experience to be valuable and determined that his continued service on the Board will be beneficial to the Company's Board of Directors.

DIRECTORS WITH TERMS EXPIRING IN 2015

Michael W. Gang, Esq. Age 62 Director since 1996
Mr. Gang is a partner with Post & Schell PC, Harrisburg, PA, a Pennsylvania-based law firm, concentrating in regulatory matters.  Mr. Gang was a partner in Morgan, Lewis & Bockius, Harrisburg, PA, an international law firm, from 1984 to 2005.  Mr. Gang is counsel to numerous water, gas, and electric utilities which are regulated by the Pennsylvania Public Utility Commission and has represented public utilities over a broad range of financial and economic regulation, corporate governance and compensation issues for 35 years.  Post & Schell PC is currently regulatory counsel for the Company.  The Board believes Mr. Gang's legal and regulatory knowledge, as well as his experience with the Pennsylvania Public Utility Commission will continue to be a great benefit to the Company's Board of Directors.

Jeffrey R. Hines, P.E. Age 51 Director since 2008
Mr. Hines has served as the President and Chief Executive Officer of the Company since 2008.  He was Chief Operating Officer and Secretary from 2007 to 2008, and Vice President of Engineering from 1995 to 2006.  Mr. Hines is a director and a member of the compensation, audit and corporate governance and nominating committees of Codorus Valley Bancorp in York, PA, and Peoples Bank, A Codorus Valley Company, York, PA (both public companies).  Mr. Hines is a director of Peoples Water Service Co. in Towson, MD (a private company).  Mr. Hines is a trustee and corporate secretary of York College of Pennsylvania, a director of the National Association of Water Companies and the American Water Works Association, and serves as director or committee member of various community and non-profit organizations.  Mr. Hines is a licensed Professional Engineer in PA and MD, and holds MBA and law degrees.  The Board considered Mr. Hines' experience within the Company, his industry experience, and his educational background and determined that his continued service on the Board will be beneficial to the Company's Board of Directors.

George W. Hodges Age 62 Director since 2000
Mr. Hodges, now retired, served as non-executive Chairman of the Board of The Wolf Organization, regional distributor of kitchen and bath products and specialty building products, from 2008 to 2009.  Prior to being Chairman, Mr. Hodges was a member of the Office of the President of The Wolf Organization from 1986 to 2006.  Mr. Hodges is lead director, and a member of the audit, compensation and executive committees of Fulton Financial Corporation (a public company), in Lancaster, PA.  He also serves as a director and compensation committee chairman of The Wolf Organization, York, PA, a director and audit committee member of Topflight Corporation of Glen Rock, PA, a director and audit committee member of Conductive Technologies, York, PA, and a director of Adhesives Research, Glen Rock, PA, which are all privately held companies.  In addition, Mr. Hodges is a director, as well as serving on the audit and nominating committees of Burnham Holdings, Lancaster, PA.  Mr. Hodges is an NACD (National Association of Corporate Directors) Governance Fellow.  He also serves and has served on the boards or committees of various non-profit and community organizations.  The Board determined that Mr. Hodges' business experience and leadership in the community as well as his extensive board and committee service with various organizations will continue to benefit the Company's Board of Directors.

George Hay Kain, III Age 64 Director since 1986
Mr. Kain has been an academic since 2007, and was a consultant from 2004 to 2007.  Mr. Kain was an attorney from 1982 to 2003, handling pipeline condemnation cases for a local utility, and cases involving real estate, and estates and trusts.  Mr. Kain was a solicitor for York County Children and Youth Services where he also practiced in juvenile court.     Mr. Kain is also actively involved in various non-profit organizations.  The Board considered Mr. Kain's legal experience as well as his commitment and contributions to the Company over the past 26 years and determined that his continued service will be beneficial to the Company's Board of Directors.

The Board of Directors unanimously recommends a vote "FOR" each of the nominees.

EXECUTIVE OFFICERS OF THE COMPANY
Name	Positions and Offices Held

Joseph T. Hand Age 50 Officer since 2008
Mr. Hand has been Chief Operating Officer for the Company since March 2008.  Prior to his current position, Mr. Hand was Chief of the Navigation Branch, Baltimore District, for the U.S. Army Corps of Engineers from September 2006 to February 2008, and Deputy Commander and Deputy District Engineer for the Corps of Engineers from June 2003 to September 2006.  Prior to the Army Corps, Mr. Hand held various positions in the U.S. Army.

Kathleen M. Miller Age 50 Officer since 2003
Ms. Miller has been Chief Financial Officer and Treasurer of the Company since January 2003.  Prior to her current position, Ms. Miller was Controller and Assistant Treasurer of the Company from October 2001 to December 2002, and Accounting Manager from March 1996 to September 2001.  Prior to joining the Company, Ms. Miller held a variety of accounting and financial positions with two large companies in the York County area.

Vernon L. Bracey Age 51 Officer since 2003
Mr. Bracey has been Vice President of Customer Service of the Company since March 2003.  Prior to his current position, Mr. Bracey was Customer Service Manager from January 2000 to February 2003 and Meter Reading Manager from September 1998 to December 1999.  Prior to joining the Company, Mr. Bracey held various positions in economic development, energy services and public and community relations at GPU Energy, A First Energy Company, from March 1983 through August 1998.

Bruce C. McIntosh Age 60 Officer since 1998
Mr. McIntosh has been Vice President-Human Resources, Secretary and Assistant Treasurer of the Company since March 2008.  Prior to his current position, Mr. McIntosh was Vice President-Human Resources and Assistant Treasurer from January 2003 to February 2008, Vice President-Human Resources from May 1998 to December 2002 and Director of Human Resources from November 1996 to April 1998.  Prior to joining the Company, Mr. McIntosh held various human resources positions in the healthcare industry.

Mark S. Snyder, P.E. Age 42 Officer since 2009
Mr. Snyder has been Vice President-Engineering since May 2009.  Prior to his current position, Mr. Snyder was Engineering Manager from December 2006 to May 2009.  Prior to joining the Company, Mr. Snyder was a project engineer with Buchart Horn, Inc., York, PA, an international engineering firm from April 2001 to November 2006, and a project engineer for Rettew Associates, York, PA, a national engineering firm, from December 1996 to April 2001.  Mr. Snyder is a licensed Professional Engineer in Pennsylvania.

John H. Strine Age 56 Officer since 2009
Mr. Strine has been Vice President-Operations since May 2009.  Prior to his current position, Mr. Strine was Operations Manager from February 2008 to May 2009, Maintenance and Grounds Superintendent from August 1991 to February 2008, Assistant Superintendent from June 1985 to July 1991, and held various other positions with the Company prior to 1991.

CORPORATE GOVERNANCE

The Board of Directors operates under specific corporate governance principles and guidelines based on the Company's Bylaws and Standing Resolutions.  The Nomination and Corporate Governance Committee ("the Committee") monitors, develops and makes recommendations to the Board of Directors based on these principles and guidelines.  Some of the principles and guidelines are listed below.

Board Selection

The bylaws of the Company provide that the Board of Directors will consist of no less than eight Directors and no more than twelve directors, who are elected to staggered three-year terms of office.  There is a mandatory retirement age of 73 for all directors.

The Committee considers candidates for Board membership suggested by its members and other Board members, as well as management and shareholders.  The Committee recommends to the Board the appropriate size, function and needs of the Board, so that the Board as a whole collectively possesses a broad range of skills, industry and other knowledge and business and other experience useful to the effective oversight of the Company.  Some of these skills include crisis management, accounting and finance, corporate governance, merger and acquisition, business development and risk management. The Committee also seeks Board members from diverse backgrounds with a reputation for integrity.  In addition, Directors should have experience in positions with a high degree of responsibility, be leaders in the companies or institutions with which they are affiliated and be selected based upon contributions that they can make to the Company.  The Committee considers all of these qualities when selecting, subject to Board ratification, candidates for Director.  No distinctions are made between internally recommended candidates and those recommended by shareholders.

Board Independence

The Company's Common Stock is listed on the NASDAQ Global Select Market.  NASDAQ listing rules require that a majority of the Company's directors be "independent directors" as defined by NASDAQ corporate governance standards.  Generally, a director does not qualify as an independent director if the director has, or in the past three years has had, certain material relationships or affiliations with the Company, its external or internal auditors, or, is an employee of the Company.  The Board has determined that directors Dotzel, Finlayson, Gang, Hodges, Kain, Osman, Rasmussen and Waters are independent directors under the NASDAQ listing standards.  Mr. Hines, who is an employee of the Company, is not considered an independent director.

The Board based these determinations primarily on a review of the responses of the Directors and executive officers to an annual questionnaire regarding employment history, affiliations, family and other relationships, together with an examination of those companies with whom the Company transacts business.

In making the determination that Mr. Gang is independent under the NASDAQ rules, the Board considered payments of $22,110 made to Post & Schell PC, a law firm in which Mr. Gang is a partner.  Post & Schell PC is the Company's regulatory counsel.  The amounts paid represent less than 0.1% of Post & Schell PC revenue in 2012.  Mr. Gang is not a controlling shareholder of the firm.

In making the determination that Mr. Hodges and Mr. Waters are independent under the NASDAQ rules, the Board considered the Company's banking and credit arrangements with Fulton Financial Corporation and its affiliates.  Mr. Hodges is lead director, and a member of the audit, compensation and executive committees of Fulton Financial Corporation, and Mr. Waters is a board member and a member of the audit and risk committees of Fulton Financial Corporation, and a board member and a member of the executive and trust committees of Fulton Bank. Payments of $107,029 made by the Company to these entities were not material to the bank.

In addition to these relationships, the Company purchases from and sells services to certain directors or the organizations with which they are affiliated at rates that are either regulated or the same as those charged to the same class of customers.

The Board determined that the noted relationships do not create a conflict of interest or impair any director's judgment with respect to Board member responsibilities.  Directors who are involved with entities being discussed or voted upon at a meeting abstain from voting on that matter.

Board Leadership Structure

The preference of the Board, per its Standing Resolutions, is for the Chairman of the Board to be an independent director per the NASDAQ rules.  Generally, independent directors' concerns are more in line with shareholder concerns and values, and they offer more objective input and leadership to the Board.  Due to the current composition of the Board, having one director who is a current Company employee and one director who is a previous employee of the Company, the Board believes it is more efficient to have an independent director as Chairman.  The Chairman leads regular executive sessions of the Board's independent directors.

Board Role in Risk Oversight

The Board and its Committees are responsible for oversight of the Company's risk management process.  The Audit Committee is responsible for oversight of risks relating to the Company's financial statements, financial reporting processes, the evaluation of the effectiveness of internal control over financial reporting and compliance with certain of the Company's ethics policies.

The Compensation Committee is responsible for monitoring risks associated with the design and administration of the Company's compensation programs and performs the annual performance review of the CEO.  Other risks such as regulatory risk, environmental risk, and strategic risk are monitored by the Executive Committee, the Nomination and Corporate Governance Committee, or the full Board.

Senior management of the Company is responsible for identifying risks, managing risks, and reporting and communicating risks and mitigation efforts back to the Board of Directors or the designated committee.  While certain elements of risk are addressed at each Board meeting, management and the Board of Directors conduct a comprehensive analysis of risk on an annual basis. The Board believes a Chairman that is independent of management adds another layer of insight to the risk assessment process.

Board Committees and Functions

The Company has an Executive Committee, an Audit Committee, a Compensation Committee, and a Nomination and Corporate Governance Committee, all of which are composed of members of the Board of Directors.  The Audit, Compensation, and Nomination and Corporate Governance committees must be composed of at least three directors all of which are considered independent directors under the NASDAQ rules.  Each of these three key committees has a charter which is reviewed periodically, and which is posted on the Company's website at www.yorkwater.com under "Investor Relations" then "Corporate Governance".

The Executive Committee is empowered to function as delegated by the Board of Directors.  Their main focus is on budgeting, ratemaking, and debt and equity financing.  The Executive Committee is composed of the following Directors appointed by the Board: George W. Hodges, Chairman; Michael W. Gang, Esq.; Jeffrey S. Osman; and Jeffrey R. Hines, P.E.  The Executive Committee held one (1) meeting during the fiscal year ended December 31, 2012.

The Audit Committee monitors the audit functions of the independent public accountants, and reviews the Company's financial reporting process and internal controls.  The Audit Committee is composed of the following independent Directors appointed by the Board: John L. Finlayson, Chairman; Cynthia A. Dotzel, CPA; and Steven R. Rasmussen, CPA.  Based on a review of the background and experience of the members of the Audit Committee, the Board of Directors has determined that all members of the Audit Committee are financially literate and are "audit committee financial experts" within the meaning of applicable SEC rules.  The Audit Committee held four (4) meetings during the fiscal year ended December 31, 2012.

  The Compensation Committee considers and makes recommendations to the Board of Directors concerning the appropriate compensation package for the corporate officers, Directors and members of the Committees of the Board of Directors of the Company, including incentives.  Compensation for corporate officers is further explained in the Compensation Discussion and Analysis section of this proxy statement.  Director and committee member compensation is based on a review of fees paid by peers and other public companies.

The Compensation Committee is composed of the following independent Directors appointed by the Board:  Ernest J. Waters, Chairman; George Hay Kain, III; and John L. Finlayson.  The Compensation Committee held three (3) meetings during the fiscal year ended December 31, 2012.

The Nomination and Corporate Governance Committee recommends the appropriate Board structure, reviews the Company's succession planning, oversees the Board's annual evaluation of its performance and the performance of other Board Committees, and makes recommendations to the Board of Directors for nominations for Directors and Officers of the Company.  This Committee will consider nominees recommended by shareholders of the Company in accordance with the Company's bylaws.

The Nomination and Corporate Governance Committee is composed of the following independent Directors appointed by the Board:  Michael W. Gang, Chairman; Ernest J. Waters; and Cynthia A. Dotzel.  The Nomination and Corporate Governance Committee held three (3) meetings during the fiscal year ended December 31, 2012.

Related Party Transactions

The Board has adopted a written policy setting forth procedures for the review, approval and monitoring of transactions involving the Company and any related persons (directors, nominees for directors, 5% security holders, and executive officers or their immediate family members).  Under the policy (and the Audit Committee Charter), the Audit Committee is responsible for reviewing and approving all transactions involving the Company in which any related person has a direct or indirect interest, regardless of amount.  The Audit Committee intends to approve only those related party transactions that are on terms no less favorable to the Company than could be obtained from independent third parties and are otherwise in, or are not inconsistent with, the best interests of the Company and its shareholders.

In furtherance of this policy, the Company's Board of Directors has adopted a Code of Conduct applicable to all Directors, officers and employees, which generally requires that any transaction or opportunity that may constitute a conflict of interest, be reported to management so that it may be reviewed and avoided, if possible.  The Code of Conduct is available on the Company's web site at www.yorkwater.com under "Investor Relations", then "Corporate Governance".

The Company has no reportable related party transactions under SEC guidelines in which a related person has a direct or indirect material interest.

Communication with the Board of Directors

Shareholders who wish to communicate with the Board of Directors or specific individual Directors may do so by directing a written request addressed to such Directors or Director in care of the Secretary of The York Water Company, at the address appearing on the first page of this proxy statement.  Communication(s) directed to members of the Board of Directors who are not non-management Directors will be relayed to the intended Board member(s) except to the extent that it is deemed unnecessary or inappropriate to do so pursuant to the procedures established by a majority of the independent Directors.  Communications directed to non-management Directors will be relayed to the intended Board member(s) except to the extent that doing so would be contrary to the instructions of the non-management Directors.  Any communication so withheld will nevertheless be made available to any non-management Director who wishes to review it.

Executive Sessions of the Board

The independent directors of the Board schedule regular executive sessions of independent directors in which they meet without management participation.  The Chairman of the Board leads these sessions.

Stock Ownership

Directors are required under the bylaws of the Company to own at least one share of stock.   As part of the Company's Securities Trades Policy, directors, officers and selected employees are prohibited from trading in Company securities on a short-term basis, engaging in short sales, purchasing Company stock on margin, buying or selling puts or calls, pledging securities, or otherwise engaging in any type of hedging transactions involving Company securities.

Code of Ethics

The Company's Board of Directors has adopted a Code of Conduct applicable to all Directors, officers and employees.  The Code of Conduct constitutes a "code of ethics" as required by Item 406 of Regulation S-K.  There were no waivers of the Code made for any Director, officer or employee during 2012.  A copy of the Code of Conduct was filed with the Securities and Exchange Commission as Exhibit 14 to the Company's Annual Report on Form 10-K for the year ended December 31, 2002.  The Code of Conduct is also available, free of charge, on the Company's website, www.yorkwater.com, under "Investor Relations: then "Corporate Governance".  The Company intends to disclose material amendments to, or Director, officer and employee waivers from, the Code of Conduct, if any, on its website, or by Form 8-K to the extent required.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviews the Company's financial reporting process on behalf of the Board, including reports to the Securities and Exchange Commission on Forms 10-Q and 10-K, the Company's internal control process and releases of earnings.  In addition, the Committee selects, subject to shareholder ratification, the Company's independent registered public accounting firm and evaluates the performance of the firm.

Management is responsible for the Company's internal controls and the financial reporting process.  The independent registered public accounting firm is responsible for performing an integrated audit of the Company's financial statements in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB) (United States) and to issue reports thereon. The Committee's responsibility is to monitor and oversee these processes.

In this context, the Committee has reviewed and discussed the audited financial statements with management; has discussed with the independent registered public accounting firm (ParenteBeard) the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; has received the written disclosures and the letter required by the PCAOB regarding independence communications; and has discussed ParenteBeard's independence with the firm and management.

Based upon the Committee's discussions with management and ParenteBeard and the Committee's review of the representations of management and ParenteBeard's report to the Committee, the Committee recommended that the Board include the audited financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the SEC.

John L. Finlayson Chairman
Cynthia A. Dotzel, CPA Member	Steven R. Rasmussen, CPA Member

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has approved the appointment of ParenteBeard LLC, as the independent public registered accounting firm to audit the financial statements of the Company for the year 2013.  ParenteBeard LLC audited the Company's financial statements for the years ended December 31, 2012 and 2011.  There have been no disagreements between the Company and ParenteBeard LLC concerning the Company's financial statements.  It is intended that, unless otherwise specified by the shareholders, votes will be cast pursuant to the proxy hereby solicited in favor of the appointment of ParenteBeard LLC.

Audit fees and all professional services to be rendered by ParenteBeard LLC are approved by the Company's Audit Committee.  The Board considers the possible effect on auditors' independence of providing non-audit services prior to the service being rendered, but the Board does not anticipate significant non-audit services will be rendered during 2013.

The following table presents fees for services provided by ParenteBeard LLC for 2012 and 2011:

	2012	2011
Audit Fees (1)	127,693	120,432
Audit Related Fees (2)	19,600	19,060
Tax Fees (3)	9,515	9,150
All Other Fees	-	-
	156,808	148,642

(1)
Professional services rendered for 2012 and 2011 include (a) the audit of the Company's annual financial statements, (b) the review of the financial statements included in the Company's Quarterly Reports on Form 10-Q, and (c) the audit of the effectiveness of internal control over financial reporting.

(2)	Audit related fees include limited scope audits of the Company's 401(k) and general and administrative pension plans in 2012, and 2011.

(3)	Tax fees include preparation of the federal income tax return and other tax matters.

The Audit Committee approves in advance any audit or non-audit services provided by outside auditors.  During 2012 and 2011, there were no exceptions to the Audit Committee's pre-approval requirements.

Representatives of ParenteBeard LLC are expected to be present at the Annual Meeting.  Representatives of ParenteBeard LLC will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Adoption of this proposal requires the affirmative vote of a majority of the votes cast by all shareholders entitled to vote at the Annual Meeting.  It is understood that even if the selection of ParenteBeard LLC is ratified by the shareholders, the Audit Committee, in its discretion, may direct the appointment of a new independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its shareholders.

The Board of Directors unanimously recommends a vote "FOR" this proposal.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Our Named Executive Officers.  This section discusses the compensation we paid to our named executive officers (as defined by SEC rules) in 2012.  Our named executive officers are:

Name	Title

Jeffrey R. Hines, P.E.	President, Chief Executive Officer
Kathleen M. Miller	Chief Financial Officer
Joseph T. Hand	Chief Operating Officer
Bruce C. McIntosh	Vice President-Human Resources
John H. Strine	Vice President-Operations

COMPENSATION DISCUSSION AND ANALYSIS

General Philosophy.  The goal of our compensation program is to attract, motivate and retain our executive officers who are key to the success of our Company.  We compensate our named executive officers through a combination of base salary and cash incentives designed to be competitive with comparable employers and to align management's incentives with the long-term interests of our customers and shareholders.  Our compensation setting process consists of establishing a base salary for each named executive officer and designing an annual cash incentive (currently up to 5% of salary) for such executive to reward the achievement of specific operational goals.  We only incentivize operational goals that add value for both our customers and our shareholders, such as increasing efficiency, ensuring a safe, adequate supply of water, reducing costs, improving customer service and expanding our service territory in order to gain economies of scale and spread fixed costs over a larger number of customers.  Payouts for incentives that are not in the long-term interest of customers may not be considered prudent, and therefore, may not be recoverable through water rates granted by the Pennsylvania Public Utility Commission.

Base Salary.  To assist us in establishing base salary in 2012, the Compensation Committee participated in a survey conducted by SAJE, a nationally recognized consulting firm, to provide data regarding the compensation of senior management at York and at seven comparable investor-owned water utilities.  These comparables included Aqua America, Inc., Aquarion Water Company, Middlesex Water Company, Pennichuck Water, San Jose Water Company, Suburban Water Systems and United Water.  SAJE also determined relative measures of the relationship between the size and compensation of the companies included in the survey.  SAJE provided no opinions or recommendations regarding our compensation package.  Outside of the survey, SAJE provided no other services, and no other compensation consultants were engaged or consulted by the Board of Directors, the Compensation Committee, or management for any purpose.

Based upon an analysis of the base salary levels and trend lines developed using regression analysis reflected in the survey, we establish base salaries for our named executive officers.  The base salary of the President and Chief Executive Officer and other Named Executive Officers is currently below the 25th percentile of the seven comparable investor-owned water utilities.  We have chosen this level based on our relative revenues, customer connections, employees and utility plant, and due to the relatively low level of complexity of the Company's business and operations as compared to many of the comparable investor-owned water utilities.  We are mainly a pure regulated water utility, with a small contract billing operation and a small wastewater system, while some of the comparables also have a number of wastewater and other more significant non-regulated businesses.  We are a stand-alone company with no subsidiaries, parent or holding company.  We have one filtration plant and serve a relatively smaller number of customers in one state.  Many of the comparables serve in multiple states and have many subsidiaries, and many filtration plants.  In addition, there are issues specific to certain parts of the country such as water availability and regulatory environment that challenge some water utilities more than others.  Finally, the cost of living in the geographic area in which our operations are located is lower than some of the comparables.

The base salary level of named executive officers will be reviewed annually to determine if the 25th percentile continues to be appropriate based on changes in our statistics relative to comparable companies, our product line, the current regulatory environment, changes in water quality standards, competition for competent management and growth in our service territory, as well as other relevant factors.

In addition to the SAJE survey, the Compensation Committee considered available compensation information on other investor-owned water companies that did not take part in the survey including American Water, California Water, Connecticut Water, American States Water and Artesian Water, as well as two local public companies, Codorus Valley Bancorp and Adams County National Bank.  The Compensation Committee also considers subjective factors such as the value of the position to the Company, the performance of the executive and the length of service in the current position and with the Company when determining base salary levels.

Bonuses and Equity Compensation.  We do not provide bonuses or equity compensation in the form of stock options to senior management.  We do, however, offer an Employee Stock Purchase Plan to all employees, including senior management, on the same terms.  Employees may purchase stock from the Company on a quarterly basis, at a 5% discount to market.  Annual purchases under this plan may not exceed 10% of the employee's regular salary.

Cash Incentives.  Our practice is to use cash awards to incentivize our senior managers to create value for our customers and shareholders.  To that end, we adopted a Cash Incentive Plan in 2005, pursuant to which our Compensation Committee sets annual performance objectives and target incentive payment amounts.  All of our supervisors and managers participate in the plan, including our named executive officers.

The plan is administered by the Compensation Committee, which has complete and final authority to, among other things, select participants, to determine the goals and circumstances under which incentive awards are granted, to grant awards and to construe and interpret the Plan.  Decisions of the Compensation Committee with respect to the administration and interpretation of the Plan are final, conclusive and binding upon all participants.

The Compensation Committee has discretion to determine all performance objectives.  In addition, the Committee may specify that any incentive award be conditioned upon achievement or satisfaction of business criteria or other measures of performance.  One or more of the following business criteria or other measures of performance may be used by the Committee:  (1) growth in revenues or assets; (2) earnings from operations; (3) net income or earnings per common share; (4) return on investment or return on equity; (5) stock price or shareholder return; and (6) strategic business criteria, consisting of meeting specified water quality standards, environmental or safety standards, affordability of rates and customer satisfaction standards.  The Compensation Committee may exercise its discretion to eliminate, reduce or increase the amounts payable as incentive, subject to such business criteria or other measures of performance.

Under the plan, annual performance objectives are established no later than ninety (90) days after the beginning of any annual incentive period, which is usually a calendar year.  Each performance objective carries with it a score of five (5) points.  No points are awarded for partial achievement of performance objectives.  Incentive awards are granted only if an overall score of seventy-five (75) percent of the available performance objective points are achieved.  The Compensation Committee believes that achieving performance objectives should be the shared responsibility of management.  Accordingly, if an overall score of seventy-five (75) percent of the available performance objective points is achieved, all participants receive their target incentive awards.  If an overall score of less than seventy-five (75) percent of the available performance objectives is achieved, no participant receives an award.

The Compensation Committee set the performance objectives and target incentive awards for 2012 on January 23, 2012.  For 2012, the Compensation Committee determined that the amount of the target cash incentive award would be 5% of the base salary as of December 31, 2012 for each management employee, including named executive officers.  The Committee selected 5% as the target cash incentive award for 2012, and for all of the previous years since the plan's inception in 2005, after considering various factors.  One such factor was the range of other benefits already provided by the Company.  Another factor was the comparison of the Company's total salary and benefit package to the compensation packages paid by other comparable companies.  A third factor was the level of motivation needed to achieve the established goals of the

Company.  Finally, the Compensation Committee considered how the plan would be perceived by the regulators, customers and shareholders.  All of these factors together contributed to the Committee's decision to keep the target incentive relatively low as compared to other companies.

The 2012 performance objectives as determined by the Compensation Committee were:  replace and reline 40,000 feet of pipe; complete the acquisition of the Asbury Pointe Waste Water System; implement 100% "inactive service" monitoring program; implement a payment agreement duration reduction program; review and renew an on-line bill pay program; achieve 200 enrollments into a pilot service line protection program; implement a stream crossing monitoring program; fully implement the SEC's XBRL requirements; upgrade enterprise software; replace flocculators; analyze insurance coverage and captive insurance options; implement commercial driver program; conduct company wide workforce succession analysis; increase paperless billing customers by 10%; implement initial installation of fixed/smart metering; and complete the acquisition of the Section A Water Company.

On January 28, 2013, the Compensation Committee determined that our management had achieved ninety-four (94) percent of the performance objectives listed above for 2012, as well as the set business criteria for 2012, which was earnings per common share of $0.69. The Committee awarded the named executive officers the amounts set forth in the 2012 Grants of Plan Based Awards Table below, which was the target incentive amount for each named executive officer.

On January 28, 2013, the Compensation Committee determined performance objectives and target incentive amounts to be awarded under the plan for 2013.  The performance objectives are:  replace and reline 42,000 feet of pipe; refinance $15 million 6% debt; develop "on-line" customer account updates; implement payment agreement duration reduction program; initiate a 3-year "inactive service" inspection program; roll out the service line protection program to an additional 5,000 customers; implement a 3-year stream crossing monitoring program; complete and successfully resolve a major rate filing; implement source water protection plan, replace filter at water treatment plant, implement a captive insurance plan if financially and operationally reasonable, implement a labor-management plan that provides uninterrupted service;  develop an on-line safety training program, increase paperless billing customers by 50%; and develop a "handling hazardous materials" program for operational employees.  The target incentive amounts for 2013, as determined by the Compensation Committee, are 5% of named executive officers' base salary as of December 31, 2013 and the business criteria for 2013 is earnings per common share.

Clawback Policy.  In the event of a material misstatement of financial results requiring restatement, the Board, or appropriate committee thereof, will review all incentive compensation paid to senior executives on the basis of having met specific performance targets during the restatement period.  If the material misstatement resulted from fraud, negligence or intentional misconduct, the Board or committee will take, in its discretion, such action as it deems necessary to recover the compensation paid, remedy the misconduct, and prevent its recurrence.  The Board will, to the extent permitted by applicable law, to the extent it is reasonable to do so (e.g. the expense of recovering the compensation does not exceed the amount recovered), and to the extent that the amount earned under restated financial results is lower than the amount originally awarded, require reimbursement from the senior executive engaged in the misconduct that caused the need for the restatement.  The required reimbursement will be the amount paid in excess of the amount earned under restated financial results.  In addition, the Board may dismiss the senior executive, authorize legal action, or take such other action to enforce the officer's obligations to the Company as it deems appropriate.

Severance Benefits.  Other than Change in Control payments described below, we do not provide severance benefits to employees as part of our compensation program.

Retirement Plans.  We provide a traditional defined benefit pension plan covering employees hired before May 1, 2010.  Named executive officers are entitled to benefits under the defined benefit pension plan upon retirement after the age of 55 on the same terms as other employees.  The pension benefit is based on the years of service multiplied by the sum of $19.25 and 1.50% of that portion of the final average monthly earnings which are in excess of $400.  The final average monthly earnings are the average of the employee's earnings for the highest consecutive sixty (60) complete months during the last one hundred and twenty (120) complete months immediately prior to the date the pension benefit calculation is made. Normal (full)

retirement benefits are payable at age 65, or at age 62 with twenty-five years of service.  Employees who terminate their employment prior to the age of 55 may elect to collect reduced benefits upon attaining age 55, or full benefits at age 62 or 65 as applicable.  Early retirement benefits are reduced by 5/9 of a percent for each of the first 60 months by which the early retirement date precedes the normal retirement date, and 5/18 of a percent for each month in excess of 60 months by which the early retirement date precedes the normal retirement date.

We also provide a supplemental retirement program, which provides senior management with a retirement benefit after the age of 55 in addition to the defined benefit pension.  The supplemental retirement program is designed to encourage senior management to stay with the Company until retirement.  Generally, supplemental retirement benefits are made available to senior management and are payable to the executive or his or her beneficiary, after retirement, over 15 years beginning no earlier than age 60.  The annual benefit payable under the supplemental retirement program is calculated by multiplying the number of years of eligible service subsequent to December 31, 1983 (plan commencement date) by a predetermined annual retirement benefit unit as shown below:

Mr. Hines	$1,441
Ms. Miller	1,394
Mr. Hand	1,961
Mr. McIntosh	1,754
Mr. Strine	2,778

The estimated annual benefit payable to Mr. Hines at normal retirement age under the supplemental retirement program is $53,333.  The estimated annual benefit payable to Ms. Miller, Mr. Hand, Mr. McIntosh and Mr. Strine at normal retirement age under the supplemental retirement program is $33,333.  Benefits are paid monthly.  Named executive officers who terminate their employment prior to the age of 55 forfeit their supplemental retirement benefits.  If a named executive officer were to die before distribution of his or her supplemental retirement benefit has commenced, his or her beneficiary would receive a death benefit of $500,000, with the exception of Mr. Hines' beneficiary, who would receive $800,000.

Deferred Compensation.  We also provide a deferred compensation program to management.  The deferred compensation program permits managers and executives to defer up to 5% of salary over an eight (8) year period, with the Company matching the deferment up to 2.50% of salary.  Mr. Hand is the only named executive officer currently deferring salary.  All other named executive officers have completed their deferrals. In 2012, Mr. Hand received an annual matching benefit of $2,775.  Annually, the Company credits participants' deferred compensation balances with interest on the existing credit balance at a rate selected by the Company, currently equal to the December 31 rate of Moody's AAA Corporate Bond Yield.  This rate amounted to 3.67% for 2012.  Our deferred compensation program does not provide above-market or preferential earnings.  2012 credited earnings are shown in the "2012 Nonqualified Deferred Compensation" table.  Payouts from this plan on retirement, termination, disability or death are described in detail below in the narrative discussion accompanying the 2012 Nonqualified Deferred Compensation Table.

401(k).  Our named executive officers may participate in our 401(k) savings plan on the same terms as other employees.  We provide an annual maximum matching contribution of $2,800 per employee, for participating employees hired before May 1, 2010.  All named executives received the maximum matching contribution during 2012.  Employees hired after May 1, 2010 are eligible for an enhanced 401(k) plan.  None of our named executive officers are benefiting under the enhanced plan.

Change in Control.  Our senior management has built York Water into the successful business that it is today.  We believe that it is important to protect them in the event of a change of control and to protect the Company from the distractions senior managers often suffer as a result of the uncertainties that frequently surround changes in control.  Accordingly, we entered into amended and restated agreements with each of our senior managers that provide for certain payments upon changes of control in consideration of such senior managers agreeing not to compete with us for a period of time following the termination of their employment.  Most change in control payments are only paid if the senior manager in question is terminated in connection with a change in control.  In certain circumstances, however, payments may be made to senior managers who do not terminate their employment for one year following a change in control.  These payments incentivize our senior managers to continue their employment amid the uncertainty that often follows changes in control and thereby promotes stability for the Company during such times.  Change in control benefits are paid in lump sum and are based on a multiple of base salary and cash incentive compensation.  In the event of a change of control, we also continue health and other insurance benefits for up to one year depending on circumstances.  The agreements are valid for an initial term of five years, and renew automatically for one-year periods after the first five years.  The agreements terminate upon the employee reaching age 65 or terminating employment with the Company.  The Company must provide 90 days notice to terminate the agreements.  These agreements are described in more detail below under the heading "Potential Payments upon Termination or Change in Control."

Perquisites and Other Benefits.  The primary perquisite for named executive officers is the use of company vehicles for personal benefit.  The most common personal use of company vehicles by senior management is commuting to and from work.  No named executive officer receives perquisites valued in the aggregate at $10,000 or more.  Named executive officers also participate in York Water's other benefit plans on the same terms as other employees.  These plans include medical and health insurance, life insurance and employee stock plan discount.

Board Process.  The Compensation Committee of the Board of Directors approves all compensation and awards to executive officers, which include the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer and four vice presidents.  The Compensation Committee reviews the performance and compensation of the Chief Executive and, following discussions with that individual, and a review of the data provided by SAJE, establishes his compensation level.  For the remaining executive officers, the Chief Executive Officer makes recommendations to the Compensation Committee, based on the SAJE data, and they are generally approved.  With respect to the cash incentive awards, the Compensation Committee grants cash incentives when warranted.

Shareholder Say-on-Pay Votes.  The Company provides its shareholders with the opportunity to cast an advisory vote on executive compensation (a "say-on-pay proposal") every three years.  At the Company's annual meeting of shareholders held in May 2011, a substantial majority of the votes cast on the three-year say-on-pay proposal at that meeting were voted in favor of the proposal.  The Compensation Committee believes this affirms shareholders' support of the Company's executive compensation program, and did not change its program in 2012.  The Compensation Committee will continue to consider the outcome of the Company's say-on-pay votes when making future compensation decisions for the named executive officers.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management, and based on that review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Ernest J. Waters Chairman	George Hay Kain III Member	John L. Finlayson Member

COMPENSATION RISK ASSESSMENT

The Compensation Committee reviewed the Company's compensation policies and practices for all employees (including non-executive officers) covering base salaries and wages, deferred compensation, incentive plans and change in control agreements in order to assess the inherent risks involved.

Considering all of the elements of the various compensation plans and the fact that the Company has no competing segments or divisions, the Compensation Committee concluded that the Company's compensation policies and practices did not incentivize excessive risk-taking that would have a material adverse effect on the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of our Compensation Committee are named in the "Board Committees and Functions" section of this proxy statement.  None of the members of the Compensation Committee is or has ever been an officer or employee of the Company.  In addition, during the last fiscal year, none of our executive officers served as a member of the board of directors or the compensation committee of any other entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning compensation paid by the Company to named executive officers or accrued by the Company for the named executive officers in 2012, 2011 and 2010.

				Change in
				Pension Value
				& Nonqualified
			Non-Equity	Deferred	All Other
Name and			Incentive Plan	Compensation	Compensation
Principal Position	Year	Salary	Compensation	Earnings (1)	(2)	Total

Jeffrey R. Hines, P.E.	2012	$261,768	$13,200	$251,434	$7,702	$534,104
President, Chief	2011	253,757	12,850	296,192	6,197	568,996
Executive Officer	2010	247,218	12,350	191,022	5,401	455,991

Kathleen M. Miller	2012	148,144	7,475	113,772	4,251	273,642
Chief Financial	2011	142,794	7,250	125,641	4,103	279,788
Officer	2010	133,052	6,900	72,549	4,155	216,656

Joseph T. Hand	2012	138,417	7,050	19,308	7,728	172,503
Chief Operating	2011	130,794	6,650	16,796	7,269	161,509
Officer	2010	122,121	6,300	10,833	6,319	145,573

Bruce C. McIntosh	2012	114,164	5,750	112,977	5,222	238,113
Vice President-	2011	111,383	5,600	134,623	5,376	256,982
Human Resources	2010	110,372	5,480	106,722	4,157	226,731

John H. Strine	2012	110,469	5,600	170,939	6,597	293,605
Vice President-	2011	105,682	5,350	189,366	6,109	306,507
Operations	2010	101,904	5,075	136,661	5,188	248,828

(1)
Amounts presented represent the sum of the change in the actuarial present value of the named executive officer's accumulated benefit under the Company's defined benefit pension plan and the change in the present value of the named executive officer's benefit under the Company's supplemental executive retirement plan.  No above-market or preferential earnings are paid on deferred compensation.

(2)
Includes Company contributions to the named executive officer's 401(k) account, credited earnings and Company contributions for non-qualified deferred compensation, personal use of company vehicles, and a 5% discount on stock purchased through the Employee Stock Purchase Plan.

2012 GRANTS OF PLAN BASED AWARDS

Non-Equity Incentive Awards.  As described in the Compensation Discussion and Analysis under the heading "Cash Incentives," our practice is to award cash incentives based upon the achievement of diverse performance objectives.  The performance objectives are established annually by the Compensation Committee, and are designed to recognize and reward the achievement of our goals and the creation of value for our customers and shareholders.  The following table sets forth awards granted to our named executive officers in 2012 pursuant to our incentive plan.

Name and Principal Position	Estimated Future Payouts Under Non-Equity Incentive Plan Awards Target
Jeffrey R. Hines, P.E. President, Chief Executive Officer	$13,200
Kathleen M. Miller Chief Financial Officer	7,475
Joseph T. Hand Chief Operating Officer	7,050
Bruce C. McIntosh Vice President-Human Resources	5,750
John H. Strine Vice President-Operations	5,600

The awards appearing in this table also appear in the Summary Compensation Table.

Awards are subject to the Company's clawback policy.

We do not grant equity incentive plan awards.

2012 PENSION BENEFITS

The table below sets forth the present value of accumulated benefits payable to each named executive officer, including the number of years of credited service, under the Company's General and Administrative Pension Plan (a defined benefit pension plan) and its Supplemental Executive Retirement Plan. Detailed information on these plans can be found in the Compensation Discussion and Analysis above, under the heading "Retirement Plans."

		Years of	Present Value
Name and		Credited	of Accumulated
Principal Position	Plan Name	Service	Benefit

Jeffrey R. Hines, P.E.	General and Administrative	22	$838,138
President, Chief Executive Officer	Pension Plan

Jeffrey R. Hines, P.E.	Supplemental Executive	23	347,698
President, Chief Executive Officer	Retirement Plan

Kathleen M. Miller	General and Administrative	16	354,841
Chief Financial Officer	Pension Plan

Kathleen M. Miller	Supplemental Executive	9	122,340
Chief Financial Officer	Retirement Plan

Joseph T. Hand	Supplemental Executive	3	46,937
Chief Operating Officer	Retirement Plan

Bruce C. McIntosh	General and Administrative	16	325,017
Vice President-Human Resources	Pension Plan

Bruce C. McIntosh	Supplemental Executive	14	353,636
Vice President-Human Resources	Retirement Plan

John H. Strine	General and Administrative	36	710,974
Vice President-Operations	Pension Plan

John H. Strine	Supplemental Executive	3	81,954
Vice President-Operations	Retirement Plan

All assumptions made in quantifying the present value of the accumulated benefits to the named executive officers under these plans are described in Note 6 to the Company's Financial Statements included in our 2012 Annual Report on Form 10-K.  The present values are based upon a 3.75% discount rate.  Mr. Hand was not vested in the General and Administrative Pension Plan as of December 31, 2012.  There were no payments to named executives made under these plans during the last fiscal year.  Future payouts under these plans are described in more detail in the Compensation Discussion and Analysis under the heading "Retirement Plans".

2012 NONQUALIFIED DEFERRED COMPENSATION

The table set forth below presents contributions, earnings and the balance at year-end (including future tax savings) for the accounts of our named executive officers under our deferred compensation program that is described in more detail in the Compensation Discussion and Analysis under the heading "Deferred Compensation."  Company contributions and earnings are reported in the "All Other Compensation" column of the Summary Compensation Table.  The future tax savings amounts included in the balance column below have not been included in the Summary Compensation Table in any year.

Name and Principal Position	Executive Contributions in Last Fiscal Year	Company Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Balance at Last Fiscal Year-End
Jeffrey R. Hines, P.E. President, Chief Executive Officer			$2,128	$101,203
Kathleen M. Miller, Chief Financial Officer			1,109	52,738
Joseph T. Hand, Chief Operating Officer	$5,550	$2,775	1,231	58,540
Bruce C. McIntosh, Vice President-Human Resources			1,111	52,802
John H. Strine Vice President-Operations			1,955	92,932

PAYOUT OF DEFERRED COMPENSATION ACCOUNTS

Payouts upon Retirement.  Following a named executive officer's retirement, a monthly retirement benefit will be paid to him or her for 120 months.  This benefit will be equal to a percentage of his or her deferred income account immediately prior to retirement divided by the following factor (1 minus the corporate federal and state income tax rate for the Company immediately prior to retirement).  Assuming a federal income tax rate of 34% and a state income tax rate of 9.99% for 2012, and assuming all named executive officers were eligible for retirement as of December 31, 2012, the named executive officers would receive the monthly benefits in the table that follows the next paragraph.  The Company does not gross up the deferred compensation payout, but rather passes on the tax benefit the Company will realize when death benefit proceeds are received under corporate-owned life insurance policies which are in place in order to reimburse the Company for the costs of the plan.

Payouts upon Disability.  If a named executive officer becomes disabled before his or her deferred income account has been distributed, a monthly retirement benefit will be paid to him or her for 120 months.  This benefit will be equal to a percentage of his or her deferred income account immediately prior to the date he or she became disabled divided by the following factor (1 minus the corporate federal and state income tax rate for the Company immediately prior to the date he or she became disabled).  Assuming a federal income tax rate of 34% and a state income tax rate of 9.99% for 2012, and assuming each named executive officer became disabled as of December 31, 2012, such named executive officer would receive the monthly benefits in the table that follows.  Once again, the Company is not grossing up the benefit, but rather passing on tax savings it will realize in the future.

Name and Principal Position	Deferred Income Account Percentage	Monthly Retirement Amount

Jeffrey R. Hines, P.E., President, Chief Executive Officer	1.110%	$1,123
Kathleen M. Miller, Chief Financial Officer	0.833%	439
Joseph T. Hand, Chief Operating Officer	0.833%	488
Bruce C. McIntosh, Vice President-Human Resources	0.833%	440
John H. Strine, Vice President-Operations	2.036%	1,892

Payouts upon Termination of Employment.  If a named executive officer's employment with the Company is terminated other than by death or disability before he or she is eligible for retirement, the amount of his or her contributions, without the Company's matching contribution, without accumulated interest credited to the deferred income account, and without the tax benefit, shall be distributed to such named executive officer immediately upon his or her termination in a lump sum.  Assuming each named executive officer were terminated as of December 31, 2012, such named executive officer would be entitled to receive the following lump sum payment:

Name and Principal Position	Lump Sum Payment Upon Termination
Jeffrey R. Hines, P.E., President, Chief Executive Officer	$18,238
Kathleen M. Miller, Chief Financial Officer	10,216
Joseph T. Hand Chief Operating Officer	21,026
Bruce C. McIntosh, Vice President-Human Resources	10,021
John H. Strine, Vice President-Operations	19,156

The named executive officer deferrals have previously been reported in the salary column of the Summary Compensation Table in the year in which they were earned.

Payouts upon Death.  If a named executive officer were to die before distribution of his or her deferred income account has commenced, his or her beneficiary would receive a death benefit in an amount equal to the higher of $150,000 or the named executive officer's deferred income account immediately prior to his or her death divided by the following factor (1 minus the corporate federal and state income tax rate for the Company immediately prior to the date of death).  The death benefit determined as above will be paid to beneficiaries in a lump sum.  Assuming death benefits for each named executive officer became payable as of December 31, 2012, such named executive officer's respective beneficiaries would be entitled to receive the following lump sum payments:

Name and Principal Position	Beneficiary Death Benefit ($)
Jeffrey R. Hines, P.E., President, Chief Executive Officer	150,000
Kathleen M. Miller, Chief Financial Officer	150,000
Joseph T. Hand Chief Operating Officer	150,000
Bruce C. McIntosh, Vice President-Human Resources	150,000
John H. Strine, Vice President-Operations	150,000

POTENTIAL PAYMENTS UPON TERMINATION OR A CHANGE IN CONTROL

Description of Change in Control Agreements.  We have entered into Amended and Restated Change in Control Agreements with each named executive officer that provides for payments to them under certain circumstances in connection with a change in control in consideration of such named executive officers agreeing not to compete with us for a period of time following the termination of their employment.

Under all agreements, generally a "change in control" will occur if:

•	Any person or affiliated group (with limited exceptions) becomes the beneficial owner in the aggregate of 50 percent or more of all of our voting securities;

•	A majority of our Board of Directors is involuntarily removed or defeated for re-election to our Board of Directors (for example, as a result of a proxy contest);

•
We are party to a merger or reorganization pursuant to which the holders of our voting securities prior to such transaction become the holders of 50 percent or less of the voting securities of the new merged or reorganized company; or

•	The Company is liquidated or dissolved, or all of its assets are sold to a third party.

In each circumstance described above, our Board of Directors may make a determination that the circumstances do not warrant the implementation of the provisions of the agreement, and in such case, the change in control will not trigger any payments under the agreements.

All payments under the agreements are triggered by the occurrence of a change in control, and most payments also require that the relevant senior manager's employment also be terminated.  The amounts of payments to our named executive officers under these agreements vary depending on the timing of the change in control and the timing and manner of the termination of employment.  Generally, the manner of termination is divided into four categories.

A "for cause" termination results from:

•	misappropriation of funds or any act of common law fraud;
•	habitual insobriety or substance abuse;
•	conviction of a felony or any crime involving moral turpitude;
•	willful misconduct or gross negligence by the senior manager in the performance of his duties;
•	the willful failure of the senior manager to perform a material function of his duties; or
•	the senior manager engaging in a conflict of interest or other breach of fiduciary duty.

A "good reason" termination occurs when the senior manager terminates his own employment following a change in control and after one or more of the following has occurred:

•	the Company has breached the change in control agreement;
•	the Company has significantly reduced the authority, duties or responsibilities of the senior manager or reduced his base compensation or annual bonus compensation opportunity;
•	the Company has reduced the senior manager from the employment grade or officer positions which he or she holds; or
•
the Company has transferred the senior manager, without his or her express written consent, to a location that is more than 50 miles from his or her principal place of business immediately preceding the change of control.

A voluntary termination is the termination by the senior manager of his or her own employment under circumstances that would not be a "good reason" termination.  Examples are ordinary retirement or leaving the Company to seek other job opportunities.

An involuntary termination is a termination in connection with a change in control that is not a "for cause" termination, a good reason termination or a voluntary termination.

Payouts under Change in Control Agreements. Under the agreements, all named executive officers are entitled to payment in the case of an involuntary termination or a good reason termination within some time period surrounding a change in control (generally six months prior to or one year following a change in control).  Payments are paid in lump sum and are based on a multiple of base salary and cash incentive compensation earned by the named executive officer in the preceding 12 months.  We call this amount "base pay."  Additionally, Messrs. Hines, Hand, McIntosh, and Strine, and Ms. Miller are entitled to payment of "stay bonuses" if they remain employed by us for one year following a change in control, and smaller stay bonuses if they remain employed for at least three months following a change in control and then voluntarily terminate their employment more than three months but less than one year following a change in control.  Finally, our named executive officers are entitled to have their health and welfare benefits continue for periods of up to one year following the termination of their employment (subject to such benefits terminating or such named executive officer becoming covered by the benefit plans of another employer).

The table below sets forth the relevant base pay multiples, lump sum payout amounts and the value of continued benefits our named executive officers would receive under various circumstances under their change in control agreements.  For the purposes of this table, we have assumed that a change in control occurred on December 31, 2012.

			Health
			and Other
		Lump Sum	Insurance
	Multiple of	Payment	Benefits
Name	Base Pay	Amount	(1)	Total

Jeffrey R. Hines, P.E.

Involuntary termination or	2.99 times	$828,828	$3,604	$832,432
good reason termination.

Voluntary termination more	.25 times	69,300	3,604	72,904
than 3 months but less than
one year after a change in
control.

Continuing employment for	.5 times	138,600	3,604	142,204
one year after a change in
control.

Kathleen M. Miller

Involuntary termination or	.5 times	78,488	8,845	87,333
good reason termination.

Voluntary termination more	.25 times	39,244	8,845	48,089
than 3 months but less than
one year after a change in
control.

Continuing employment for	.5 times	78,488	8,845	87,333
one year after a change in
control.

Joseph T. Hand

Involuntary termination or	.5 times	74,025	389	74,414
good reason termination.

Voluntary termination more	.25 times	37,013	389	37,402
than 3 months but less than
one year after a change in
control.

Continuing employment for	.5 times	74,025	389	74,414
one year after a change in
control.

			Health
			and Other
		Lump Sum	Insurance
	Multiple of	Payment	Benefits
Name	Base Pay	Amount	(1)	Total

Bruce C. McIntosh

Involuntary termination or	.5 times	$60,373	$7,623	$67,996
good reason termination.

Voluntary termination more	.25 times	30,186	7,623	37,809
than 3 months but less than
one year after a change in
control.

Continuing employment for	.5 times	60,373	7,623	67,996
one year after a change in
control.

John H. Strine

Involuntary termination or	.5 times	58,801	3,604	62,405
good reason termination.

Voluntary termination more	.25 times	29,401	3,604	33,005
than 3 months but less than
one year after a change in
control.

Continuing employment for	.5 times	58,801	3,604	62,405
one year after a change in
control.

(1) The value of health benefits was determined using the estimated rates applicable under the Comprehensive
Omnibus Budget Reconciliation Act (COBRA) for terminated employees.

Payment of the lump sum payments under the change in control agreements is contingent upon the named executive officer executing a standard release.  The change in control agreements also contain non-competition provisions that generally require that, a named executive officer will not, while he or she is employed by us and for one year following the termination of his or her employment by us:

•
participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with or use or permit his or her name to be used in connection with, any business or enterprise engaged in by us within our franchised territory;

•	solicit or attempt to convert any account or customer of the Company to another supplier; or
•	solicit or attempt to hire any employee of the Company.

Any breach of this non-competition agreement can result in damages being awarded to the Company, including the amount of one-half of any lump sum payments described above.

Other Payouts.  The named executive officers will also be entitled to the payouts of their pension and supplemental retirement accounts upon retirement and payout of their deferred compensation accounts upon termination of their employment with us.

Using the assumptions described in Note 6 to the Company's Financial Statements included in the 2012 Annual Report on Form 10-K, and assuming that all of our named executive officers remain with the Company until reaching age 55 (or, for those who are currently older than age 55, assuming they retired as of December 31, 2012) our named executive officers have earned monthly benefits under the pension plan and supplemental retirement plan as follows:

Name	Plan Name	Monthly Benefit
Jeffrey R. Hines, P.E.	General and Administrative Pension Plan	$6,906
Jeffrey R. Hines, P.E.	Supplemental Executive Retirement Plan	2,763
Kathleen M. Miller	General and Administrative Pension Plan	3,151
Kathleen M. Miller	Supplemental Executive Retirement Plan	1,045
Joseph T. Hand	Supplemental Executive Retirement Plan	490
Bruce C. McIntosh	General and Administrative Pension Plan	2,526
Bruce C. McIntosh	Supplemental Executive Retirement Plan	2,047
John H. Strine	General and Administrative Pension Plan	5,252
John H. Strine	Supplemental Executive Retirement Plan	694

Joseph T. Hand will not vest in the General and Administrative Pension Plan until 2013 when he has been employed by the Company for five years.

Our named executive officers will also be entitled to be paid the amounts described in the narrative discussion accompanying the 2012 Nonqualified Deferred Compensation Table above in the manner described in that section.

2012 DIRECTOR COMPENSATION

Director	Fees Earned Paid in Cash

Cynthia A. Dotzel, CPA	$26,173

John L. Finlayson	28,463

Michael W. Gang. Esq.	24,223

George W. Hodges, Chairman of the Board	28,923

George Hay Kain III	22,753

Jeffrey S. Osman	20,613

Steven R. Rasmussen, CPA	23,943

Ernest J. Waters	25,633

Director Fees Earned.  In consideration of the services they provide to us, directors who are not regular full-time employees are entitled to receive a salary of $15,000 per year, payable quarterly.  In addition to the annual salary, Board and Committee members are entitled to the fees in the table below for every meeting they attend.  Directors who are also current employees of the Company receive no additional compensation for Board service.

Per Meeting Attended:
	Board	Executive Committee	Audit Committee	Nomination & Corporate Governance Committee	Compensation Committee
Chairman	$1,700	$1,100	$1,640	$1,000	$1,000
Directors/Members	$750	$820	$875	$770	$770

No perquisites are provided to Directors.

There were 8 Board of Directors' Meetings during calendar year 2012.  All Directors attended at least 89% of the scheduled Board of Directors and committee meetings.  In addition, all of the above-listed Directors attended the 2012 Annual Meeting of Shareholders.

DISCRETIONARY AUTHORITY

The notice of Annual Meeting of Shareholders calls for the transaction of such other business as may properly come before the meeting.  The Board of Directors has no knowledge of any matters to be presented for action by the shareholders at the meeting other than is hereinbefore set forth.  In the event additional matters should be presented, however, the proxies will exercise their discretion in voting on such matters.

SHAREHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTORS

Shareholder proposals to be considered for inclusion in the proxy statement and form of proxy relating to the 2014 Annual Meeting of Shareholders must be received by the Company in writing no later than November 25, 2013.  In addition, all proposals will need to comply with Rule 14a-8 of the Securities Exchange Act of 1934 (the "Exchange Act"), which lists the requirements for the inclusion of shareholder proposals in company-sponsored proxy materials.

For a proposal to be timely for consideration at the annual meeting, the Company's bylaws provide that we must have received the shareholder proposal or director nomination not less than ninety days nor more than one hundred and twenty days prior to the anniversary of our annual meeting, meaning between January 6, 2014 and February 5, 2014 for the 2014 annual meeting. In the event that the 2014 annual meeting of shareholders is advanced by more than thirty days or delayed by more than sixty days from the anniversary date of the Annual Meeting, proposals or nominations for the 2014 annual meeting must be received by us no earlier than the ninetieth day prior to the date of the 2014 annual meeting of shareholders or, if later, the date which is ten days after the day on which public announcement of the date of such meeting is first made. All shareholder proposals and director nominations must also comply with the other requirements set forth in the Company's bylaws.

OTHER MATTERS

Further information regarding the Company is set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012, which has been filed with the Securities and Exchange Commission.  The Form 10-K (including financial statements and schedules) may be obtained free of charge upon written or oral request by writing to:  Bonnie Rexroth, The York Water Company, 130 East Market Street, York, Pennsylvania 17401; or by telephone to Ms. Rexroth at (717) 845-3601.  Copies of exhibits to the Form 10-K will be furnished upon request and the payment of a reasonable fee.  The Form 10-K is also available, free of charge, on the Investor Relations page of the Company's website at www.yorkwater.com.

A copy of the Company's Annual Report to Shareholders, does not form part of the proxy solicitation materials.  The Annual Report to Shareholders is also available, free of charge, on the Investor Relations page of the Company's website at www.yorkwater.com.

"That good York water"
SINCE 1816

THE YORK WATER COMPANY
ATTN: BONNIE J. REXROTH
130 E. MARKET STREET
YORK, PA 17401-1219

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by The York Water Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M52401-P32973

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE YORK WATER COMPANY

Directors recommend a vote "FOR" Items 1 and 2.

Vote on Directors

	For All	Withhold All	For All Except
1. ELECTION OF DIRECTORS	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01) Cynthia A. Dotzel, CPA
02) Jeffrey S. Osman
03) Steven R. Rasmussen, CPA

Vote on Proposal

	For	Against	Abstain
2. APPOINT PARENTEBEARD LLC AS AUDITORS To ratify the appointment of ParenteBeard LLC as auditors.	☐	☐	☐

3. DISCRETIONARY AUTHORITY
To transact such other business as may properly come before the Meeting and any adjournment thereof according to the proxies' discretion and in their discretion.

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

NOTE: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

2013 Annual Meeting Details

Monday, May 6, 2013

Strand Capitol Performing Arts Center, 50 North George Street, York, PA, 17401
Directions to the meeting are available on our website – www.yorkwater.com.

Free parking will be available in the Philadelphia Street Garage which is located at 17 West Philadelphia Street.

A boxed lunch will be served between 12:00 p.m. (noon) and 12:45 p.m. with the Annual Meeting of Shareholders beginning promptly at 1:00 p.m.

If you plan on joining us for lunch, please RSVP either by checking the box on the proxy card and mailing it in the enclosed envelope, or by contacting Bonnie Rexroth at (717)718-2942 or by e-mail bonnier@yorkwater.com.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com.

M52402-P32973

THIS PROXY CARD IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE YORK WATER COMPANY

Proxy - Annual Meeting of Shareholders
May 6, 2013

The undersigned, a Shareholder of The York Water Company, a Pennsylvania corporation (the "Company"), does hereby appoint John L. Finlayson, Ernest J. Waters, and George W. Hodges and each of them, the true and lawful attorneys and proxies with full power of substitution, for and in the name, place and stead of the undersigned, to vote all of the shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of the Company to be held Monday, May 6, 2013 at 1:00 p.m. local time at the Strand-Capitol Performing Arts Center, 50 North George Street, York, Pennsylvania or at any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER, IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

(Continued and to be signed on reverse side)